Calculation of Filing Fee Tables
S-3
Affirm Holdings, Inc.
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 22,000,000. The prospectus is a final prospectus for the related offering.
(1) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the securities registered pursuant to this prospectus supplement only consist of 22,000,000 unsold shares of Class A common stock, par value $0.0001 per share, which have been previously registered under a prospectus supplement dated March 3, 2022 and prospectus dated March 3, 2022 accompanying a Registration Statement on Form S-3 (File No. 333-263264). (2) In connection with the registration of such unsold shares of Class A common stock, a registration fee of $78,883.99 was paid, which will continue to be applied to such unsold securities. Accordingly, there is no additional registration fee due in connection with the filing of this prospectus supplement.